EXHIBIT 3.2

             CERTIFICATE OF RENEWAL AND REVIVAL OF
                  CERTIFICATE OF INCORPORATION
                               OF
                NEW HARVEST CAPITAL CORPORATION
        (FORMERLY KNOWN AS HARVEST CAPITAL CORPORATION)


     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is NEW HARVEST CAPITAL CORPORATION (formerly known as Harvest Capital Corporation).

     2. The corporation was organized under the provisions of the General Corporation Law of the State of Delaware. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware is August 29, 1985.

     3. The address, including the street, city, and county, of the registered office of the corporation in the State of Delaware and the name of the registered agent at such address are as follows: Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle.

     4. The corporation hereby procures a renewal and revival of its certificate of incorporation, which became inoperative by law on March 1, 1993 for failure to file annual reports and non-payment of taxes payable to the State of Delaware.

     5. The certificate of incorporation of the corporation, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Renewal and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be renewed and revived and shall become fully operative on February 28, 1993.

     6.   This Certificate of Renewal and Revival of the
Certificate of Incorporation is filed by authority of the duly elected directors as prescribed by Section 312 of the General
Corporation Law of the State of Delaware.


Signed on August 31, 2000


                                      /s/Joseph L. Murphy
                                      Joseph L. Murphy, President



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